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                                                                Exhibit 5.1

PRIMARK

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Michael R. Kargula                                      Primark Corporation
Senior Vice President,                                  1000 Winter Street
General Counsel                                         Suite 4300
and Secretary                                           Waltham, MA 02154
(617) 487-2120

May 29, 1996



Primark Corporation
1000 Winter Street, Suite 4300N
Waltham, MA 02154

Dear Ladies and Gentlemen:

I am General Counsel of Primark Corporation, a Michigan corporation (the "Company"). I am providing you with this opinion in connection with the underwritten public offering of 914,276 shares of the Company's Common Stock, without par value (the "Common Stock") to be sold by the Selling Shareholder named in the Registration Statement, as hereinafter defined.

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

In connection with this opinion, I have examined (i) the Registration Statement of the Company on Form S-3 relating to the Company Shares filed with the Securities and Exchange Commission (the "Commission") on May 29, 1996 (the "Registration Statement"); (ii) the Certificate of Incorporation and the By-laws of the Company, in each case as amended to the date hereof; (iii) certain resolutions of the Board of Directors of the Company; and (iv) such other documents as I have deemed necessary or appropriate for the opinions expressed below.

In my examination I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed below which I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

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I am admitted to the Bar of the State of Michigan and I do not express any opinion as to the law of any other jurisdiction.

Based upon and subject to the foregoing, I am of the opinion that the 914,276 shares of Company Stock outstanding on the date hereof are validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus which constitutes a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Michael R. Kargula
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Michael R. Kargula